Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Announces Stock Split and Special Cash Dividend

PITTSBURGH, PA – October 30, 2013 – Mastech Holdings, Inc. (NYSE MKT: MHH – News), a national provider of Information Technology staffing services, announced today that its Board of Directors has approved a five-for-four (25 percent) stock split and declared a special cash dividend of $0.50 per post-split share of common stock. The record date for the stock split is November 15, 2013. Shareholders of record as of such date will receive one new share of common stock for every four shares that they own. The distribution of the new shares will be made on November 29, 2013. The cash dividend will be paid on December 20, 2013 to shareholders of record at the close of December 9, 2013.

As a result of the Board’s review of the Company’s current financial position, business outlook, and share trading patterns, the Board determined that both a stock split and the payment of a special dividend are in the best interest of the Company and its shareholders.

Commenting on the Board’s decision to approve the stock split and declare this special dividend, Kevin Horner, Mastech’s Chief Executive Officer stated, “These actions reflect our confidence about the future, the recent divestiture of the healthcare business and our commitment to return capital to our shareholders, as appropriate.”

About Mastech Holdings, Inc.:

Leveraging the power of 26 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2012.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497